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                                                                       EX-99.m.4

                        THE BRINSON FUND-CLASS B SHARES
                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

     WHEREAS, The Brinson Funds ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and has seventeen distinct series of shares of beneficial interest ("Series"), which correspond to distinct portfolios and have been designated as Global Balanced Fund, Global Equity Fund, Global Technology Fund, Global Biotech Fund, Global Bond Fund, U.S. Balanced Fund, U.S. Equity Fund, U.S. Value Equity Fund, U.S. Large Cap Growth Fund, U.S. Small Cap Equity Fund, U.S. Small Cap Growth Fund, U.S. Real Estate Equity Fund, U.S. Bond Fund, High Yield Fund, Emerging Markets Debt Fund, International Equity Fund, and Emerging Markets Equity Fund; and

     WHEREAS, the Fund desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Brinson Fund-Class B shares ("Class B shares") of the above-referenced Series and of such other Series as may hereafter be designated by the Fund's board of trustees ("Board") and have Class B shares established; and

     WHEREAS, the Fund has entered into a Principal Underwriting Contract ("Contract") with Brinson Advisors, Inc. ("Brinson Advisors") pursuant to which Brinson Advisors has agreed to serve as Distributor of the Class B shares of each such Series;

     NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class B shares of each Series in accordance with Rule 12b-1 under the 1940 Act.

     1.    A.    Each Series is authorized to pay to Brinson Advisors, as
compensation for Brinson Advisors' services as Distributor of the Series' Class B shares, distribution fees at the rate of 0.75%, on an annualized basis, of the average daily net assets of the Series' Class B shares. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

           B. Each Series is authorized to pay to Brinson Advisors, as compensation for Brinson Advisors' services as Distributor of the Series' Class B shares, a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series' Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

           C. Any Series may pay a distribution or service fee to Brinson Advisors at a lesser rate than the fees specified above, as agreed upon by the Board and Brinson Advisors and as approved in the manner specified in Paragraph 4 of this Plan.

     2. As Distributor of the Class B shares of each Series, Brinson Advisors may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class B shares of the Series or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Brinson Advisors; compensation to and expenses, including overhead and telephone and other communication expenses, of Brinson Advisors, PaineWebber Incorporated ("PaineWebber") and other selected
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dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials.

     3. If adopted with respect to Class B shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the Class B shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the Class B shares of the applicable Series or such approval was not required under Rule 12b-1.

     4. This Plan shall not take effect with respect to the Class B shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series' Class B shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

     5. After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. Brinson Advisors shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class B shares of each Series by Brinson Advisors under this Plan and the Contract and the purposes for which such expenditures were made. Brinson Advisors shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

           For purposes of this Plan, "distribution activities" shall mean any activities in connection with Brinson Advisors' performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by Brinson Advisors or PaineWebber of personal, continuing services to investors in the Class B shares of the Series; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Brinson Advisors and PaineWebber related to their
"distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.
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     7.    This Plan may be terminated with respect to the Class B shares of any
Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class B shares of that Series.

     8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1A or the amount of service fees provided for in Paragraph 1B hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class B shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

     9. The amount of the distribution and service fees payable by the Series to Brinson Advisors under Paragraphs 1A and 1B hereof and the Contract is not related directly to expenses incurred by Brinson Advisors on behalf of such Series in serving as Distributor of the Class B shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse Brinson Advisors for such expenses. The distribution and service fees set forth in Paragraphs 1A and 1B hereof will be paid by the Series to Brinson Advisors until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class B shares of any Series, any distribution expenses incurred by Brinson Advisors on behalf of the Class B shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1A and 1B hereof and the Contract which Brinson Advisors has received or accrued through the termination date are the sole responsibility and liability of Brinson Advisors, and are not obligations of the Series.

     10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

     11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

     12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

     13. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and Brinson Advisors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

     IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.

     Date: August 1, 2001



ATTEST:                                           THE BRINSON FUNDS

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